Exhibit 99.1

Tattooed Chef Reports First Quarter 2022 Financial Results

Reiterates FY 2022 Outlook

Paramount, CA – May 9, 2022 – Tattooed Chef, Inc. (Nasdaq: TTCF) (“Tattooed Chef” or the “Company”), a leader in plant-based foods, today announced financial results for the first quarter ended March 31, 2022. The Company also reiterated its financial guidance for full year 2022.

First Quarter 2022 Financial Overview Compared to 2021 First Quarter

●	Revenue rose 37.3% to $72.1 million

●	Tattooed Chef branded product revenue increased 21.2% to $43.5 million, or 60% of total revenue

●	Adjusted EBITDA(1) was negative $13.4 million

●	Net loss was $17.6 million

First Quarter 2022 Operational Highlights

●	Branded SKUs rose to 90 as of March 31, 2022 from 78 as of December 31, 2021

●	Added more than 10,000 new points of distribution

●	Commenced production of frozen, ready-to-eat Mexican food items

●	Enterprise-wide automation initiative underway and expected to be completed by the end of 2022

Additional Operational Highlights

●	Branded oat butter bars set to commence production in Q2 2022

●	Cold storage facility operational April 2022

“After a record 2021, our growth continued during the 2022 first quarter and we reported our highest ever quarterly revenue of approximately $72 million,” said Sam Galletti, President and CEO. “We are continuing to scale our business, and during the first quarter we saw increased contributions from the facilities acquired as part of the New Mexico Food Distributors, Inc. and Karsten Tortilla Factory, LLC transactions.”

Mr. Galletti continued, “We are advancing initiatives designed to leverage our increased manufacturing capacity and demand profile to drive efficiencies, reduce costs, expand margins, and enhance our competitive profile. These include increasing our retail footprint and product count in existing retailers; expanding our presence outside of the freezer aisle to include refrigerated and ambient products; and integrating automation across our operations. We commenced operations at our dedicated cold storage facility in April 2022 and expect to generate significant savings this year by bringing this capability in-house. I am extremely proud of our team as they continue to deliver growth and maintain the highest levels of quality and client service while navigating multiple macroeconomic challenges.”

(1)	Adjusted EBITDA is a non-GAAP financial measure defined below under “Non-GAAP Measures.” Please see “Adjusted EBITDA Reconciliation” at the end of this press release.

Sarah Galletti, the Tattooed Chef, Founder and Chief Creative Officer added, “We believe everybody has a plant-based side, and the introduction of a broad range new product SKUs during the 2022 first quarter reflects our ability to craft delicious plant-based food for a wide range of eating occasions, flavor profiles, and nutritional needs. Through our nostalgic innovation approach, we continue to create meals that people know and love, now made healthier. We are particularly enthusiastic about our expansion into new frozen product categories: burritos, quesadillas and Mexican entrees that include a variety of tasty plant-based meat alternatives and ingredient combinations, such as the Plant Based Chorizo and Egg Burrito, the Plant Based Al Pastor Quesadilla, and Plant Based Chicken Mole Enchiladas. In addition, we are significantly expanding our vegan line by incorporating vegan eggs and proprietary meat alternatives, including plant-based pork into our meals. Finally, we are on plan to commence production of Tattooed Chef branded oat butter bars during the second quarter of 2022, expanding the brand out of the freezer aisle.”

First Quarter 2022 Results

Revenue increased 37.3% to $72.1 million during the first quarter of 2022 (“Q1 2022”) from $52.5 million in the first quarter of 2021 (“Q1 2021”), primarily the result of a 21.2% increase in “Tattooed Chef” branded products, as well as continued increases in both private label and foodservice sales that carried over from the acquisitions made in 2021. Higher branded product sales were driven by a significant increase in U.S. distribution points that started in late 2020 and continued through 2021, increased volume at existing retail stores, and new product introductions.

Cost of goods sold increased 41.1% to $63.9 million in Q1 2022 from $45.3 million in Q1 2021, due to higher revenue, and inflationary pressures that resulted in significant quarter-over-quarter increases in freight costs (inbound and outbound), cold storage expenses (which are expected to be mitigated due to the commencement of operations at the Company’s dedicated cold storage facility in April 2022), and labor costs.

Gross profit was $8.2 million in Q1 2022, or 11.3% of revenues, compared to $7.2 million, or 13.7% of revenues, in Q1 2021. The decline in gross profit margin was due to a greater increase in cost of goods sold than the increase in revenues as a result of inflationary pressures.

Net loss was $17.6 million, or $(0.22) per diluted share, as compared to a net loss of $8.2 million, or $(0.11) per diluted share, in Q1 2021.

Adjusted EBITDA was negative $13.4 million in Q1 2022 compared to Adjusted EBITDA of negative $3.4 million in Q1 2021. The quarter-over-quarter difference was due to the increase in costs of goods sold previously mentioned above.

Financial Condition

At March 31, 2022, cash and cash equivalents were $57.4 million and long-term debt was approximately $0.6 million. Net cash used in operating activities was $26.4 million, $21.4 million of which was attributable to an increase in accounts receivable reflecting significantly higher sales in Q1 2022. Capital expenditures during Q1 2022 were $8.8 million and primarily reflected down payments made on new equipment for automation during 2022.

Full Year 2022 Outlook

The Company reiterated its outlook for 2022:

●	Revenue of $280-$285 million, driven by a combination of new product introductions, an increase in retail distribution via new relationships and penetrating existing accounts compared to 2021, and contributions from acquisitions consummated in 2021.

●	Gross margin of 10-12%

●	Marketing expenses of $27- $32 million

●	Capital expenditures of approximately $20 million, with investments focused on automation and robotics at our manufacturing facilities.

Conference Call and Webcast

The Company will host a conference call today at 5:00 p.m. Eastern Time. Investors interested in participating in the live call can dial:

●	(877) 407-9753 from the U.S.

●	(201) 493-6739 internationally.

The call will be webcast and available on the Investors section of the Company’s website at www.tattooedchef.com. The webcast will be archived for 30 days.

About Tattooed Chef

Tattooed Chef is a leading plant-based food company offering a broad portfolio of innovative and sustainably sourced plant-based foods. Tattooed Chef’s signature products include ready-to-cook bowls, zucchini spirals, riced cauliflower, acai and smoothie bowls, cauliflower pizza crusts, handheld burritos, and quesadillas, which are available in the frozen food sections of leading national retail food and club stores across the United States as well as on Tattooed Chef’s e-commerce site. Understanding consumer lifestyle and food trends, a commitment to innovation, and self-manufacturing allows Tattooed Chef to continuously introduce new products. Tattooed Chef provides approachable, great tasting and chef-created products to the growing group of plant-based consumers as well as the mainstream marketplace. For more information, please visit www.tattooedchef.com.

Follow us on social: Facebook, Instagram, TikTok, Twitter, and LinkedIn and Taste the Jams on Spotify.

Forward Looking Statements

Certain statements made in this release are “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this release, words such as “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose,” “trend,” “accelerate,” “expansion,” “new,” “leverage,” “continues,” “maintains,” “opportunities,” “outlook,” “next,” “increase,” “beyond,” “potential,” “growth,” “pipeline,” “guidance” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Tattooed Chef’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: uncertainty surrounding the ultimate success of Tattooed Chef’s e-commerce platform; the need to prove Tattooed Chef’s ability to build brand awareness and continue to launch innovative products; continued acceptance of Tattooed Chef branded products by new retail customers; Tattooed Chef’s ability to increase in-store count and points of distribution; the outcome of any legal proceedings that may be instituted against Tattooed Chef; Tattooed Chef’s ability to effectively and efficiently integrate recent and/or new acquisitions; competition and the ability of the business to grow and manage growth profitably; the impact of inflation, particularly with respect to freight and container expenses; the effect of possible supply chain disruption; and other risks and uncertainties indicated from time to time in our annual report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission (the “SEC”), including those under “Risk Factors” therein, and other factors identified in past and future filings with the SEC, available at www.sec.gov. Some of these risks and uncertainties may be amplified by COVID-19 or hostilities in Ukraine. Tattooed Chef undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Measures

The Company seeks to achieve profitable, long-term growth by monitoring and analyzing key operating metrics, including Adjusted EBITDA. The Company defines EBITDA as net income before interest, taxes, and depreciation. Adjusted EBITDA further adjusts EBITDA by adding back non-cash compensation expenses, non-recurring expenses, and other non-operational charges. The Company’s management uses this non-GAAP financial metric and related computations to evaluate and manage the business and to plan and make near and long-term operating and strategic decisions. The management team believes this non-GAAP financial metric is useful to investors to provide supplemental information in addition to the GAAP financial results. Management reviews the use of its primary key operating metrics from time-to-time. Adjusted EBITDA is not intended to be a substitute for any GAAP financial measure and as calculated, may not be comparable to similarly titled measures of performance of other companies in other industries or within the same industry. The Company’s management team believes it is useful to provide investors with the same financial information that it uses internally to make comparisons of historical operating results, identify trends in underlying operating results, and evaluate its business.

CONTACTS

INVESTORS

Stephanie Dieckmann, CFO

Tattooed Chef

(562) 602-0822

Devin Sullivan, SVP

The Equity Group

(212) 836-9608 / dsullivan@equityny.com

Karin Daly, VP

The Equity Group

(212) 836-96 / kdaly@equityny.com

TATTOOED CHEF, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS (unaudited)

(in thousands, except for share and per share information)

	Three Months Ended March 31,
	2022	2021
NET REVENUE	$72,064	$52,469

COST OF GOODS SOLD	63,914	45,289

GROSS PROFIT	8,150	7,180

OPERATING EXPENSES	24,793	14,196

LOSS FROM OPERATIONS	(16,643)	(7,016)

Interest income (expense)	(41)	(20)
Other income (expense)	(611)	(2,681)

LOSS BEFORE INCOME TAX BENEFIT	(17,295)	(9,717)

INCOME TAX (EXPENSE) BENEFIT	(256)	1,475

NET LOSS	$(17,551)	$(8,242)

NET LOSS PER SHARE
Basic	$(0.21)	$(0.10)
Diluted	$(0.22)	$(0.11)

WEIGHTED AVERAGE COMMON SHARES
Basic	82,237,898	80,240,105
Diluted	82,248,414	80,544,129

OTHER COMPREHENSIVE (LOSS) INCOME, NET OF TAX

Foreign currency translation adjustments	(430)	109

COMPREHENSIVE LOSS	$(17,981)	$(8,133)

TATTOOED CHEF, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands, except for share information)

	March 31, 2022	December 31, 2021
ASSETS

CURRENT ASSETS
Cash	$57,417	$92,351
Accounts receivable, net	46,324	25,117
Inventory	58,339	54,562
Prepaid expenses and other current assets	3,695	7,027
TOTAL CURRENT ASSETS	165,775	179,057

Property, plant and equipment, net	54,217	46,476
Operating lease right-of-use assets, net	7,573	8,039
Finance lease right-of-use assets, net	5,597	5,639
Intangible assets, net	124	151
Deferred income taxes, net	555	266
Goodwill	26,924	26,924
Other assets	771	649
TOTAL ASSETS	$261,536	$267,201

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$36,528	$28,334
Accrued expenses	6,222	3,767
Line of credit	1,583	1,200
Notes payable, current portion	4,962	5,019
Forward contract derivative liability	1,960	1,804
Operating lease liabilities, current portion	1,529	1,523
Other current liabilities	736	122
TOTAL CURRENT LIABILITIES	53,520	41,769

Warrant liability	607	814
Operating lease liabilities, net of current portion	6,171	6,599
Notes payable, net of current portion	629	716
TOTAL LIABILITIES	60,927	49,898

COMMITMENTS AND CONTINGENCIES (See Note 18)

STOCKHOLDERS’ EQUITY
Preferred stock- $0.0001 par value; 10,000,000 shares authorized, none issued and outstanding at March 31, 2022 and December 31, 2021	-	-
Common shares- $0.0001 par value; 1,000,000,000 shares authorized; 82,441,641 shares and 82,237,813 shares issued and outstanding at March 31, 2022, and December 31, 2021, respectively	8	8
Additional paid in capital	243,649	242,362
Accumulated other comprehensive loss	(1,383)	(953)
Accumulated deficit	(41,665)	(24,114)
TOTAL STOCKHOLDERS’ EQUITY	200,609	217,303

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$261,536	$267,201

TATTOOED CHEF, INC.

Adjusted EBITDA Reconciliation

(in thousands)

	Three Months Ended
(in thousands)	March 31, 2022	March 31, 2021
Net loss	$(17,551)	$(8,242)
Interest	41	20
Income tax expense (benefit)	256	(1,475)
Depreciation	1,507	552
EBITDA	(15,747)	(9,145)
Adjustments
Stock compensation expense	1,287	3,185
Loss on foreign currency forward contracts	1,023	3,001
Gain on warrant remeasurement	(207)	(472)
Acquisition expenses	105	-
ERP related expenses	159	-
Total Adjustments	2,367	5,714
Adjusted EBITDA	$(13,380)	$(3,431)